EXHIBIT 10.30.2

STOCK OPTION ADDENDUM

This Stock Option Addendum (this “Addendum”) is entered into as of August 25, 2003 by and between Exult, Inc. (the “Company”) and Michael J. Salvino (“Optionee”).

In consideration of Optionee’s employment with the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Optionee hereby agree as follows:

1. Following an Involuntary Termination that occurs at any time within 180 days following a Change in Control, and if a Revoking Resolution has not been adopted, then subject to Section 2, all of the shares of the Company’s capital stock (or other capital stock or consideration for which Covered Options become exercisable in connection with the Change in Control) that are at the time of the Involuntary Termination or thereafter become subject to outstanding Covered Options or issued upon exercise of Covered Options prior to vesting shall automatically vest in full on an accelerated basis so that the Covered Options shall immediately become exercisable for all underlying shares or other consideration as fully-vested and all shares or other consideration issued upon exercise of Covered Options prior to vesting will become free of repurchase rights. The Covered Options shall remain governed by the plan pursuant to which they were granted, including for purposes of the period for which they will remain exercisable, except to the extent the plan is modified by a written agreement between Optionee and the Company. However, notwithstanding the foregoing, this Addendum will not extend the term or cause vesting of any Covered Options that have lapsed upon expiration of their initial term before occurrence of the Involuntary Termination and Change in Control required to trigger vesting under this Addendum.

2. The benefits provided to Optionee under this Addendum will in each case be contingent upon and subject to Optionee’s execution and delivery to the Company, and the effectiveness upon any applicable period of revocability, of a written release in substantially the form attached hereto as Exhibit A.

3. The benefits provided to Optionee under this Addendum will be subject to appropriate income tax withholding and other deductions required by applicable laws or regulations or approved by Optionee, and Optionee will be responsible for all income taxes (including excise taxes or surtaxes thereon) payable as a result of receipt of benefits under this Addendum. If the Company or its successor pays any such taxes, including tax deposits, as a result of the benefits provided to Optionee under this Addendum, Optionee will upon demand promptly reimburse the Company or its successor therefor, and the Company may make exercise of options that vest pursuant to this Addendum contingent upon arrangements to make payment and reimbursement, as appropriate, of such taxes.

4. For purposes of this Addendum, the following definitions apply:

“Cause” means (i) Optionee has engaged in any “Misconduct” as defined at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto; or (ii) Optionee’s conviction of, or plea of nolo contendere to, any felony or misdemeanor in which the actions forming the basis for the charges for which Optionee was convicted or to which Optionee pled nolo contendere manifested moral turpitude or fraud by Optionee, or that has a material adverse effect (including without limitation reputational effect) upon the Company, or that demonstrates that Optionee is manifestly unfit for a position of leadership and trust in the Company.

“Change in Control” has the meaning set forth at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto, provided that for purposes hereof the threshold for a Change in Control resulting from stock accumulation shall be 50% rather than 30%, and paragraph (i) of the definition of “Change in Control” in the 2000 Equity Incentive Plan shall accordingly be read to substitute 50% for 30% in each case therein.

“Covered Options” means all options to purchase capital stock of the Company or its successor issued to Optionee at any time before or after execution of this Addendum and all options or other securities issued in replacement for such options, provided that with respect to any stock options originally issued to Optionee after the date of this Addendum (“Subsequent Options”), the Company may specify at any time within 30 days before or after the original date of issuance thereof that such Subsequent Options are not Covered Options for purposes hereof.

“Disability” means Permanent Disability as defined at the time thereof in the Company’s 2000 Equity Incentive Plan, or the successor plan thereto.

Resignation with “Good Reason” means (i) breach by the Company of Optionee’s Employment Agreement or any other material legal obligation to Optionee in any material respect and failure to cure such breach within 15 days of receipt from Optionee of a written demand for cure delivered to the Company within 60 days after Optionee became aware of the breach, followed by resignation by Optionee of Optionee’s employment within 30 days after the end of such 15-day cure period; or (ii) resignation by Optionee of Optionee’s employment within 30 days after (A) being directed to relocate Optionee’s primary work location by more than 50 miles, which relocation would increase Optionee’s commuting distance over the distance to Optionee’s primary work location before the change, provided that if Optionee’s costs of relocation are paid outright or reimbursed under a program of forgiveness over no more than two years following relocation, and Optionee receives such other accommodations, including income tax gross-up and any cost-of-living increases, as may be necessary so that the relocation does not result in any out-of-pocket cost to Optionee or a material adverse effect on Optionee’s financial position or standard of living, then the relocation will not permit Optionee to resign with Good Reason; (B) Optionee’s annual salary is reduced by more than 15% from its level in effect immediately before the effective time of the Change in Control; (C) Optionee is no longer provided with an incentive compensation program and benefits substantially comparable to the incentive compensation program and benefits in effect as of the beginning of the year in which the Change in Control occurs; or (D) any successor to the Company or its business fails in any acquisition of the Company or its business, or any other reorganization or change-in-control transaction to assume in full all of the obligations of the Company under this Addendum.

“Involuntary Termination” means:

(i) Optionee’s involuntary dismissal or discharge by the Company or its successor under circumstances other than Cause, death or Disability, or

(ii) Optionee’s resignation with Good Reason.

“Revoking Resolution” means a duly adopted resolution of the Company’s board of directors, or any committee thereof, specifically declaring that this Addendum is revoked. A Revoking Resolution may only be adopted before the earlier to occur of (i) execution and delivery of a definitive binding agreement providing for a Change in Control that is concurrently or subsequently consummated, and (ii) a duly adopted resolution of the Company’s board of directors or any committee thereof authorizing or recommending a Change in Control that is subsequently consummated. Further, a Revoking Resolution may only be adopted (i) within 90 days following any event that would constitute Cause for termination of Optionee’s employment (even if Optionee’s employment is not terminated); (ii) in connection with and within 90 days following a reduction in Optionee’s title, compensation, or responsibilities, provided that reductions in title, compensation, or responsibilities that are commensurate with similar reductions applicable to management level employees generally will not serve as the basis for a Revoking Resolution; or (iii) within 90 days following Optionee’s failure to achieve reasonable documented performance requirements.

5. (a) Optionee acknowledges that the benefits provided by this Addendum are associated with Optionee’s position in the Company at the time this Addendum is entered into and Optionee’s anticipated performance, and that changes in that position or performance failures or acts constituting Cause for termination of Optionee’s employment may result in revocation of this Addendum through a Revoking Resolution. Revoking Resolutions are within the discretion of the Company’s board of directors or any committee thereof, subject to the standards set forth in the definition of “Revoking Resolution” above, and Optionee will have no rights under this Addendum following a Revoking Resolution.

(b) Except as described in the second sentence of this Section 5(b), this Addendum supersedes any and all (i) previous agreements or addenda related to acceleration of option vesting upon a Change in Control or “Corporate Transaction,” all of which are hereby terminated and of no further force or effect and (ii) contrary provisions of any plan pursuant to which Covered Options are granted. However, this Addendum is a supplement to, and not a limitation of, the rights of Optionee under the plans pursuant to which the Covered Options were issued, and nothing in this Addendum limits acceleration of stock options or other benefits provided to Optionee under stock plans of the Company or separate written agreements entered into by the Company or its successors on or after the date hereof.

(c) This Addendum will supplement but not limit any rights of Optionee to receive cash severance payments pursuant to any separate severance plan or agreement.

(d) Without limiting the foregoing, if Optionee becomes entitled to the benefits provided under this Addendum, Section 4.14 of the Company’s 2000 Equity Incentive Plan, and any similar provisions of any other plan or agreement otherwise applicable to Optionee or Optionee’s Covered Options, will cease to apply to, and will in no way affect or confer upon the Company, its successors, or any other party, any rights against, Optionee or Covered Options.

(e) The determination of the Company’s board of directors or its committee, acting solely within its discretion pursuant to the standards set forth in his Addendum, regarding whether to adopt a Revoking Resolution will be determinative for purposes of this Addendum. This Addendum will not apply to any Change in Control that is effective after the Company’s board of directors or a committee thereof adopts a Revoking Resolution.

6. The prevailing party in disputes hereunder be entitled to recover attorneys’ fees and costs.

IN WITNESS WHEREOF, the Company and Optionee have entered into this Addendum as of the date first above set forth.

EXULT, INC.

By:

	James C. Madden, V	Michael J. Salvino
Chief Executive Officer

Exhibit A to

Stock Option Addendum

Form of Release

RELEASE

THIS RELEASE (this “Release”) is entered into as of                     , by Michael J. Salvino (“Optionee”) in consideration of and as a condition to receipt of benefits under that certain Stock Option Addendum entered into as of August     , 2003 between Exult, Inc. and Optionee (the “Stock Option Addendum”). Optionee hereby agrees as follows:

1. Condition. Optionee acknowledges and agrees that the benefits provided pursuant to the Stock Option Addendum are contingent upon effectiveness of this Release.

2. Release.

(a) As of the Effective Date, Optionee, for Optionee and for Optionee’s heirs, executors, administrators, successors and assigns, does hereby fully and forever release, discharge and acquit Exult, its affiliates and their respective current and former members, partners, principals, shareholders, directors, officers, agents, attorneys, predecessors, Optionees representatives, clients, suppliers, service providers, and contractors and the successors and assigns of each of them, (“Released Parties”), of and from any and all charges, grievances, complaints, claims, demands, obligations, promises, agreements, damages, actions, causes of action, suits, rights, costs, losses, debts, expenses (including attorneys’ fees and costs), liabilities, and indebtedness, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising out of, relating to or in any way connected with (i) Optionee’s employment or retention with Exult or its affiliates; (ii) the termination of Optionee’s employment or retention; (iii) any violation of local, state or federal law, including, but not limited to, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act (“OWBPA”), Americans with Disabilities Act, California Fair Employment & Housing Act, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1866, Rehabilitation Act of 1973, as amended, Optionee Retirement Income Security Act of 1974, as amended, claims under the California Labor Code or other comparable state laws; (iv) wrongful termination, breach of the covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation; and (v) any other event, act or omission arising on or before the Effective Date (the “Released Matters”). Notwithstanding the foregoing, the Released Matters shall not include any claims by Optionee for: (A) Optionee’s rights under the Stock Option Addendum, any other written severance agreement to which Optionee is party, any written severance plan in which Optionee is entitled to participate, or this Release; (B) Optionee’s rights, if any, to benefits under Exult’s 401(k) plan or any other retirement plan that have accrued and vested at the time of termination of Optionee’s employment; (C) Optionee’s rights, if any, to exercise stock options granted to Optionee that are vested but not exercised or revoked pursuant to the applicable stock option plan, and any rights under the stock option plan pursuant to which vested options were granted; (D) statutory rights arising solely as a result of Optionee’s ownership of Exult shares and held in common with other Exult stockholders; or (E) any claim Optionee may make for unemployment or workers’ compensation benefits.

(b) Optionee specifically agrees not to claim, and has waived any right to claim, to have been under duress in connection with the review, negotiation, execution and delivery of this Release.

(c) Optionee acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Released Matters, and that by signing this Release, Optionee is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Parties for all claims

Optionee has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).

(d) Optionee represents and warrants that Optionee understands California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Optionee, being aware of Section 1542, hereby expressly waives any and all rights Optionee may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States. This Release shall act as a release of all future claims that may arise from the Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages incurred at any time after the date of this Release resulting from the acts or omissions which occurred on or before the date of this Release of any of the Released Parties.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Optionee expressly acknowledges that this Release is intended to include in its effect, without limitation, all Released Matters which Optionee does not know or suspect to exist in his or her favor at the time of execution hereof, and that this Release contemplates the extinguishment of all such Released Matters.

3. No Claims. Optionee represents and warrants that Optionee has not instituted any complaints, charges, lawsuits or other proceedings against any Released Parties with any governmental agency, court, arbitration agency or tribunal. Optionee further agrees that, except to the extent that applicable law prohibits such agreements, Optionee will not, directly or indirectly, (i) file, bring, cause to be brought, join or participate in, or provide any assistance in connection with any complaint, charge, lawsuit or other proceeding or action against any Released Parties at any time hereafter for any Released Matters, (ii) assist, encourage, or support Optionees or former Optionees or stockholders or former stockholders of Exult or any of its affiliates in connection with any lawsuit, charge, claim or action they may initiate, unless compelled to testify by appropriate civil processes; or (iii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Release are illegal, invalid, not binding, unenforceable or against public policy. In addition, Optionee will refrain from bringing or dismiss, as applicable, any claim against any third party if any Released Party would be required to defend or indemnify that third party in connection with such claim. If any agency or court assumes jurisdiction of any complaint, charge, or lawsuit against Exult or any Released Party, on Optionee’s behalf, Optionee agrees to immediately notify such agency or court, in writing, of the existence of this Release, including providing a copy of it and to request, in writing, that such agency or court dismiss the matter with prejudice.

4. Advice of Counsel. Optionee represents and agrees that he or she fully understands his or her right to discuss, and that Exult has advised Optionee to discuss, all aspects of this Release with Optionee’s private attorney, that Optionee has carefully read and fully understands all the provisions of the Release, that Optionee understands its final and binding effect, that Optionee is competent to sign this Release and that Optionee is voluntarily entering into this Release.

5. Acknowledgment. Optionee represents and agrees that in executing this Release Optionee relies solely upon his or her own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Optionee’s rights and claims. Optionee acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Release, to induce Optionee to execute this Release. Optionee further acknowledges that Optionee is not executing this Release in reliance on any promise, representation, or warranty not contained in this Release.

6. Return of Property. Optionee will immediately return all Exult property, documents, files, records, equipment, instruction manuals and other items concerning the business of Exult, its parent or subsidiary companies, or any related entity that are in Optionee’s possession or under Optionee’s control.

7. Non-Disclosure. Optionee further agrees to keep the terms of this Release confidential, and that, with the exception of his or her spouse and legal counsel or as compelled by law, Optionee will not disclose any information concerning this Release to anyone.

8. Binding on Successors and Assigns. This Release shall inure to the benefit of and be binding upon the successors and assigns of Exult and shall inure to the benefit of and be binding upon Optionee’s heirs, executors, administrators, successors and assigns.

9. Arbitration. Optionee acknowledges and agrees that any dispute regarding the application, interpretation or breach of this Release will be subject to final and binding arbitration before the American Arbitration Association (“AAA”) (an entity unaffiliated with Exult which provides arbitration services), which will be the exclusive remedy for such claim or dispute. Such claim or dispute shall be resolved by one (1) arbitrator that shall be mutually selected by Optionee and Exult. If Optionee and Exult cannot mutually select an arbitrator, the arbitrator shall be appointed in accordance with the then-existing commercial arbitration rules of the AAA. Any resolution, opinion or order of the AAA may be entered as a judgment in any court of competent jurisdiction. This Release shall be admissible in any proceeding to enforce its terms.

10. Severability. If any provision of this Release is found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this Release

11. Governing Law. This Release shall be construed and interpreted in accordance with California law.

12. Confidential Information and Inventions Agreement. Optionee hereby reaffirms all of Optionee’s agreements and covenants set forth in that certain Confidential Information and Inventions Agreement by and between Optionee and Exult or the Proprietary Information and Inventions Agreement, as applicable.

13. Entire Agreement. This Release contains the entire agreement and understanding between Optionee and Exult regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral regarding the subject matter hereof, but releases given for consideration other than benefits under the Stock Option Addendum will not be affected by this Release. This Release cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Optionee and Exult.

14. Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Facsimile transmission of this Release and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original and will be binding for all purposes.

15. Review and Effectiveness.

(a) This Section 16(a) applies only to Optionees aged under forty (40). This Release is effective as of the date first written above (the “Effective Date”).

(b) This Section 16(b) applies only to Optionees aged forty (40) and above.

(i) Optionee acknowledges that prior to signing this Release, Optionee was offered up to forty-five (45) days to consider whether to sign this Release. Optionee further acknowledges receiving the disclosures required under the ADEA and OWBPA attached hereto.

(ii) Optionee understands that he or she is entitled to revoke this Release within seven (7) days after its execution. The eighth (8th) day after Optionee’s execution and delivery of this Release will be the “Effective Date”. This Release will be effective and enforceable beginning on the Effective Date unless Optionee delivers written revocation of this Release to Exult’s General Counsel at 121 Innovation Drive, Suite 200, Irvine, California 92612, facsimile / (949) 856-8802 before the Effective Date, in which case this Release will be of no force or effect; and

(iii) Optionee acknowledges that Section 4 regarding Optionee’s consultation with his or her attorney applies, among other things to the ADEA and OWBPA.

IN WITNESS WHEREOF, Optionee has executed this Release as of the date first written above.

OPTIONEE

Michael J. Salvino